Exhibit 10.2
FORM OF
DEBT CONVERSION AGREEMENT

This DEBT CONVERSION AGREEMENT (this "Agreement") is dated August __, 2015 (the "Effective Date"), by and among ___________ ("Holder"), CSA LLC, CSA , a Colorado limited liability company  ("CSA") and CSA Holdings, Inc. (formerly, Asta Holdings, Corp.), a Nevada corporation ("CSAX").

R E C I T A L S:

WHEREAS, the Holder has lent CSA a total of $_____ pursuant to a promissory note dated  ___________ plus accrued interest through August 28, 2015 in the amount of $______ for an aggregate amount due of $______ (the "Debt"); and

WHEREAS, Holder desires to convert the Debt into shares of CSAX's 5% Series A Convertible Preferred Stock (the "Series A Preferred") as provided for in the Securities Purchase Agreement in the form attached hereto as Exhibit A.

WHEREAS, Holder, CSA and CSAX intend this conversion to be completed pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended.

NOW, THEREFORE, in consideration of the premises and of the terms and conditions herein contained, the parties mutually agree as follows:

1.  Conversion of Debt.

1.1            As of the Effective Date, the Debt shall be converted into _____ shares of Series A Preferred.

2.   Representations and Warranties of CSA and CSAX.

        2.1  Authorization.  The execution, delivery and performance by CSA and CSAX of their respective obligations under this Agreement and the performance of all of their obligations hereunder have been duly authorized by all necessary corporate action, and this Agreement has been duly executed and delivered by CSA and CSAX.  This Agreement constitutes the valid and binding obligation of CSA and CSAX enforceable in accordance with its terms.  The execution and performance of the transactions contemplated by this Agreement and compliance with its provisions by CSA and CSAX will not conflict with or result in any breach of any of the terms, conditions, or provisions of, or constitute a default under, their respective Operating Agreement, Articles of Incorporation or Bylaws or any agreement to which CSA and CSAX is a party or by which it or any of its properties is bound.

                 2.2  Issuance of Shares.  The issuance and delivery of the Series A Preferred in accordance with this Agreement has been duly authorized by all necessary corporate action on the part of  CSAX, and the underlying shares of Common Stock to be delivered pursuant to the Series A Preferred, when so delivered, will have been duly and validly authorized and issued by CSAX and will be fully paid and nonassessable.

                2.3  Binding Obligation.  Assuming the due execution and delivery of this Agreement, this Agreement constitutes the valid and binding obligation of CSA and CSAX, enforceable against them in accordance with its terms, subject, as to enforcement, (i) to bankruptcy, insolvency, reorganization, arrangement, moratorium and other laws of general applic-ability relating to or affecting creditors' rights and (ii) to general principles of equity, whether such enforceability is considered in a proceeding in equity or at law.

3. Miscellaneous.

3.1  No Third Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any person other than the parties and their respective successors and permitted assigns.

3.2  Entire Agreement.  This Agreement (including the documents referred to herein) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, to the extent they related in any way to the subject matter hereof.

                 3.3  Counterparts.  This agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

3.4  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada (without regard to conflict of laws).

                3.5  No Waiver/Amendments.  Any waiver by either party to this Agreement of any provision of this Agreement shall not be construed as a waiver of any other provision of this Agreement, nor shall such waiver be construed as a waiver of such provision respecting any future event or circumstance. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by both parties.

3.6 Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

                 3.7 Costs.  Each party will bear the costs and expenses incurred by it in connection with this Agreement and the transaction contemplated thereby.

3.8  Survival of Terms.  All representations, warranties and covenants contained in this Agreement or in any certificates or other instruments delivered by or on behalf of the parties hereto shall be continuous and survive the execution of this Agreement.

3.9  Assignment.  This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of any assignee, subject to the terms and conditions hereof.

3.10 Headings.  The headings used in this Agree-ment are for convenience only and shall not by themselves determine the interpretation, construction or meaning of this Agreement.

3.12 Additional Assurances.  Holder agrees to fur-nish to CSA and CSAX, promptly upon CSA and CSAX's written request there-for, such additional documents or instruments, if any, in connection with the conversion of the Debt into the Series A Preferred and cancellation of such Debt, CSA and CSAX, or its agent may require.

3.13 Attorneys Fees and Costs.  In the event any party to this Agreement shall be required to initiate legal proceedings to enforce performance of any term or condition of this Agreement, including, but not limited to, the interpretation of any term or provision hereof, the payment of moneys or the enjoining of any action prohibited hereunder, the prevailing party shall be entitled to recover such sums in addition to any other damages or compensation received, as will reimburse the prevailing party for reasonable attorneys' fees and court costs incurred on account thereof (including, without limitation, the costs of any appeal) notwithstanding the nature of the claim or cause of action asserted by the prevailing party.

IN WITNESS WHEREOF, the Holder and CSA and CSAX have caused this Agreement to be executed as of the day and year first above written.

HOLDER ______________________________	CSA Holdings, Inc. By:__________________________ Daniel Williams, CEO
CSA LLC By:__________________________ Daniel Williams, CEO

EXHIBIT A

Securities Purchase Agreement